Exhibit (a)(1)(A)

REDHILL BIOPHARMA LTD.

21 HA’ARBA’A STREET, TEL AVIV 6473921, ISRAEL

OFFER TO EXCHANGE ELIGIBLE OPTIONS FOR NEW OPTIONS

April 26, 2021

REDHILL BIOPHARMA LTD.

SUMMARY TERM SHEET — OVERVIEW

OFFER TO EXCHANGE ELIGIBLE OPTIONS FOR NEW OPTIONS

This offer and withdrawal rights will expire at 5:00 p.m., Eastern Time, on Monday, May 24, 2021, unless extended

By this Offer to Exchange Eligible Options for New Options (as the context requires, this document and the actions taken hereby, the “Exchange Offer”), RedHill Biopharma Ltd., which we refer to in this document as “we,” “us,” “our” or “RedHill,” is giving each Eligible Optionholder (as defined below) the opportunity to exchange one or more Eligible Options (as defined below) for New Options (as defined below), as discussed below and in the Offering Memorandum for the Exchange Offer beginning on page 14 (the “Offering Memorandum”).

The “Expiration Time” of the Exchange Offer is 5:00 p.m., Eastern Time, on May 24, 2021. If we extend the period of time during which this Exchange Offer remains open, the term “Expiration Time” will refer to the last time and date on which this Exchange Offer expires. You will be informed of any extension of the Exchange Offer.

You are an “Eligible Optionholder” if:

•
on the date the Exchange Offer commences, you are employed by, have an active service relationship with, or are a director of RedHill or its subsidiary and have not submitted a notice of resignation or been notified by RedHill or its subsidiary that your employment, other service relationship or directorship with RedHill or such subsidiary is being terminated; and

•
from and after the date the Exchange Offer commences through the Expiration Time, you continue to be employed by, or have a service relationship with, or be a director of RedHill or its subsidiary, and have not submitted a notice of resignation or been notified by Redhill or its subsidiary that your employment, other service relationship or directorship is being terminated.

For purposes hereof, a service relationship is “active” if a service provider has provided requested services to RedHill or its subsidiary within the twelve (12) calendar months prior to April 26, 2021.

An “Eligible Option” is an outstanding option that:

•	is held by an Eligible Optionholder;

•	was granted under our Amended and Restated Award Plan (2010) (the “Plan”) prior to the initial approval of the repricing by our board of directors (“Board”) on March 25, 2020; and

•	in the case of options held by Eligible Optionholders who are subject to U.S. taxation (each, a “U.S. Taxed Optionholder”), has an exercise price per ADS in excess of $7.00.

The outstanding options that you hold under the Plan give you the right to purchase American Depositary Shares of the Company, each representing 10 ordinary shares of RedHill, par value NIS 0.01 (the “ADS”), once those options vest by paying the applicable exercise price (and satisfying any applicable tax withholding obligations). Thus, when we use the term “option” in this Exchange Offer, we refer to the options you hold to purchase ADSs.

If you choose to participate in the Exchange Offer and tender Eligible Options for exchange, and if we accept your tendered Eligible Options, then we will grant you an award of new options (each, a “New Option”) to purchase ADS with the following terms (collectively, the “New Option Terms”):

•
Each New Option will have an exercise price per ADS equal to the following (the “New Exercise Price”):

a.  For Eligible Optionholders who are not subject to U.S. taxation (each, a “Non-U.S. Taxed Optionholder”):

      (i)  $5.00, or

      (ii)  $4.30 if RedHill has (A) net revenues of at least $100 million AND negative Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”) of less than $40 million in 2021 or (B) net revenues of at least $130 million AND negative EBITDA of less than $20 million in 2022; or

b.    For U.S. Taxed Optionholders, $7.00, which was the per ADS fair market value on April 12, 2021, the date the Board approved the exercise price for any New Options to be granted to U.S. Taxed Optionholders.

•	Each New Option will represent your right to purchase the same number of ADSs, each representing 10 ordinary shares of RedHill, par value NIS 0.01 per share, as your surrendered Eligible Options.

•	Your New Option will be granted under the Plan.

•
Each New Option

-      offered to a U.S. Taxed Optionholder in exchange for an incentive stock option will be granted as an incentive stock option for U.S. federal income tax purposes (“ISO”), to the extent permitted by the law (including, without limitation, that the exercise price per ADS must be at least equal to the fair market value of an ADS on the date of grant or, 110% of such fair market value in the case of an ISO granted to an employee who owns or is deemed to own more than 10% of the combined voting power of all classes of our stock (or of any parent or subsidiary));

-      offered to a U.S. Taxed Optionholder in exchange for an Eligible Option that does not qualify as an ISO will be granted as a nonstatutory stock option that does not qualify as an ISO;

-      offered in exchange for an Eligible Option granted in accordance with Section 102 of the Israeli Income Tax Ordinance, 1961 and the Income Tax Regulations (Tax Relieves in Allocation of Shares to Employees), 2003 promulgated thereunder (“Section 102”) is intended to be granted as an option eligible for the tax benefits accorded under Section 102, to the extent permitted by the law, and

-      offered to a Non-U.S. Taxed Optionholder in exchange for an Eligible Option that does not qualify as an ISO or as an option in accordance with Section 102, will be granted an option that does not qualify as an ISO or as an option in accordance with Section 102.

•	Each New Option will have the same expiration date, vesting schedule and other terms (other than exercise price) as the Eligible Option exchanged therefor.

The contingent reduction in the exercise price described herein that is applicable to Eligible Options held by Non-U.S. Taxed Optionholders will only apply, if at all, following the public announcement of the audited financial results of the previous fiscal year, subject to all other option terms.

The commencement date of the Exchange Offer is April 26, 2021. We are making the Exchange Offer upon the terms and subject to the conditions described in the Offering Memorandum and in the related Election Form distributed with the Offering Memorandum. The Exchange Offer is voluntary with respect to each Eligible Option you hold. You are not required to participate in the Exchange Offer. If you hold more than one option that qualifies as an Eligible Option and elect to participate in the Exchange Offer, you will be allowed to tender for exchange as few or as many of your Eligible Options as you wish; however, you must tender all of the options underlying any selected Eligible Option. Eligible Options properly tendered in this Exchange Offer and accepted by us for exchange will be cancelled, and your New Options will be granted with the New Option Terms effective promptly following the Expiration Time (such date, the “New Option Grant Date”).

See the “Risk Factors” section of this Exchange Offer beginning on page 13 for a discussion of risks and uncertainties that you should consider before electing to exchange your Eligible Options for New Options. You should consider, among other things, these risks and uncertainties before deciding whether to participate in the Exchange Offer.

Our ADSs are quoted on The Nasdaq Select Global Market (“Nasdaq”) under the symbol “RDHL”. On April 23, 2021, the closing price of our ADSs as reported on Nasdaq was $7.06 per ADS. We recommend that you obtain current market quotations for our ADSs before deciding whether to elect to participate in the Exchange Offer.

You should direct any questions about the Exchange Offer or requests for assistance (including requests for additional or paper copies of the Offering Memorandum, the Election Form, the Notice of Withdrawal of Election Form or any other documents relating to the Exchange Offer) by email to Benefits@altshul.co.il.

IMPORTANT

If you choose to participate in the Exchange Offer, you must properly complete and sign the accompanying Election Form and deliver the properly completed and signed Election Form to us so that we receive it before 5:00 p.m. Eastern Time, on Monday, May 24, 2021 (or such later date as may apply if the Exchange Offer is extended), by the following means:

•	By email (by PDF or similar imaged document file) delivered to: Benefits@altshul.co.il

You are responsible for making sure that the Election Form is delivered as indicated above. You must allow for sufficient time to complete, sign, and deliver your Election Form to ensure that we receive your Election Form before the Expiration Time.

You do not need to return your option agreements relating to any tendered Eligible Options as they will be automatically cancelled effective as of the New Option Grant Date if we accept your Eligible Options for exchange. We will provide you with a written confirmation of the cancellation of any such options along with grant documents relating to your New Options following the New Option Grant Date.

Although the Board and our shareholders have approved the Exchange Offer, consummation of the Exchange Offer is subject to the satisfaction or waiver of the conditions described in Section 6 of the Offering Memorandum (“Conditions of the Exchange Offer”). Neither we nor the Board (or the compensation committee thereof) make any recommendation as to whether you should participate, or refrain from participating, in the Exchange Offer. You must make your own decision whether to participate. You should consult your personal financial and tax advisors if you have questions about your financial or tax situation as it relates to the Exchange Offer.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of this transaction or passed upon the fairness or merits of this transaction or the accuracy or adequacy of the information contained in the Exchange Offer. Any representation to the contrary is a criminal offense.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER OR NOT YOU SHOULD PARTICIPATE IN THE EXCHANGE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR IN DOCUMENTS TO WHICH WE HAVE REFERRED YOU.

WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE EXCHANGE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT OR IN THE RELATED ELECTION FORMS. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU SHOULD NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY REDHILL.

SUMMARY TERM SHEET — QUESTIONS AND ANSWERS

OFFER TO EXCHANGE ELIGIBLE OPTIONS FOR NEW OPTIONS

Set forth below are answers to some of the questions that you may have about the Exchange Offer. We encourage you to carefully read the remainder of this Offer to Exchange Eligible Options for New Options and the accompanying Election Form. Where appropriate, we have included references to the relevant sections of the Offering Memorandum where you can find a more complete description of the topics in this summary.

Q1. Why is RedHill making the Exchange Offer?

We believe that the Exchange Offer is in the best interests of the holders of our ADSs and an important component of our strategy to maintain an equity compensation program that effectively motivates and retains our employees, service providers and directors. We further believe that the Exchange Offer will permit us to enhance long-term value for the holders of our ADSs by aligning incentives among the Eligible Optionholders who choose to participate in the Exchange Offer so they are further motivated to achieve our strategic, operational and financial goals.

Many of our employees, service providers and directors now hold options to acquire ADSs (“ADS Options”) with exercise prices significantly higher than the current market price of our ADS. On April 23, 2021, the closing price of our ADSs on Nasdaq was $7.06 per ADS and the weighted average exercise price of Eligible Options was $10.72 per ADS. Consequently, as of April 26, 2021, Eligible Optionholders held 2,805,281 Eligible Options, of which 2,565,812 were out-of-the-money. Although we continue to believe that ADS Options are an important component of our employees’, service providers’ and directors’ total compensation, many of our employees, service providers and directors view their existing options as having little or no value due to the difference between the exercise prices and the current market price of our ADSs. As a result, for many employees, service providers and directors these options are ineffective at providing the incentives and retention value that our Board believes are necessary to motivate our employees, service providers and directors to achieve our strategic, operational and financial goals.

See Section 2 of the Offering Memorandum (“Purpose of The Exchange Offer; Additional Considerations”) for more information.

Q2. Who is eligible to participate in the Exchange Offer?

Only Eligible Optionholders are eligible to participate in the Exchange Offer. You are an “Eligible Optionholder” if:

•
on the date the Exchange Offer commences, you are employed by, have an active service relationship with, or are a director of RedHill or its subsidiary and have not submitted a notice of resignation or been notified by RedHill or such subsidiary that your employment, other service relationship or directorship with RedHill or such subsidiary is being terminated; and

•
from and after the date the Exchange Offer commences through the Expiration Time, you continue to be employed by, or have a service relationship with, or be a director of RedHill or its subsidiary and have not submitted a notice of resignation or been notified by RedHill or such subsidiary that your employment or other service relationship or directorship with Redhill or such subsidiary is being terminated.

For purposes hereof, a service relationship is “active” if the service provider has provided requested services to RedHill or its subsidiary within the twelve (12) calendar months prior to April 26, 2021.

See Section 1 of the Offering Memorandum (“Eligible Optionholders; Eligible Options; the Proposed Exchange; Expiration and Extension of the Exchange Offer”) for more information.

Q3. Which options are subject to the Exchange Offer?

Under the Exchange Offer, Eligible Optionholders will be able to elect to tender all of their outstanding Eligible Options for exchange.

An “Eligible Option” is an outstanding option that:

•	is held by an Eligible Optionholder;

•	was granted under our Plan prior to the initial approval of the repricing by our Board on March 25, 2020; and

•	in the case of options held by Eligible Optionholders who are subject to U.S. taxation (each, a “U.S. Taxed Optionholder”), has an exercise price per ADS in excess of $7.00.

See Section 1 of the Offering Memorandum (“Eligible Optionholders; Eligible Options; the Proposed Exchange; Expiration and Extension of the Exchange Offer”) for more information.

Q4. Will the terms and conditions of my New Options be the same as my exchanged options?

Generally, yes. While your New Option(s) will have a reduced exercise price, the expiration date, the vesting schedule, other terms and conditions, and the potential tax treatment of your New Option(s), will be the same as your tendered Eligible Options. In addition, your New Options may be treated as nonstatutory stock options, even if all or a portion of the tendered Eligible Options ISOs, as described herein. For Israeli employees, New Options exchanged for Eligible Options granted in accordance with Section 102 of the Israeli Income Tax Ordinance, 1961 (“ITO”) and the Income Tax Regulations (Tax Relieves in Allocation of Shares to Employees), 2003 promulgated thereunder (“Section 102”) are intended to be granted as options eligible for the tax benefits accorded under Section 102, to the extent permitted by the law. We believe the New Options will qualify as options eligible for the tax benefits accorded under Section 102; however, there is no assurance that this will be the case.

See Section 12 of the Offering Memorandum (“Material Tax Consequences”) for more information.

Q5. How many New Options will I receive for the Eligible Options I exchange?

The number of ADSs that may be purchased under each New Option will be the same amount as the surrendered Eligible Options.

Q6. Will my New Options have an exercise or purchase price?

Each of the New Options will have an exercise price per ADS (the “New Exercise Price”) equal to the following:

(a)  For Non-U.S. Taxed Optionholders: $5.00, or $4.30 if RedHill has (i) net revenues of at least $100 million AND negative EBITDA of less than $40 million in 2021, or (ii) net revenues of at least $130 million AND negative EBITDA of less than $20 million in 2022; and

(b)  For U.S. Taxed Optionholders: $7.00.

See Section 1 of the Offering Memorandum (“Eligible Optionholders; Eligible Options; the Proposed Exchange; Expiration and Extension of the Exchange Offer”) for more information and Section 7 of the Offering Memorandum (“Price Range of Our ADSs”) for information concerning the historical prices of our ADSs.

Q7. When will my New Options vest?

Each New Option granted will vest on the same terms as the Eligible Option exchanged therefor.

As with any unvested equity award under the Plan, you must remain in continuous employment or service, or as a director, with RedHill or its subsidiary through each vesting date. In the event that your employment, service or directorship with RedHill or such subsidiary terminates for any reason prior to the vesting date of any unvested portion of your New Options, such unvested portion shall expire on your termination date.

Q8. Do I need to exercise my New Options in order to receive ADSs?

Yes. In order to receive ADSs, you will need to exercise the vested portion of your New Options and pay the exercise price (and satisfy any applicable tax withholding obligations). The terms governing when and how you can exercise your New Options are generally the same as the terms and conditions that govern your Eligible Options.

Q9. If I participate in the Exchange Offer, when will my New Options be granted?

Unless we amend or terminate the Exchange Offer in accordance with its terms, we will grant you New Options in exchange for Eligible Options with respect to which you properly made a valid election (and did not validly revoke that election), effective as of the New Option Grant Date, which is currently expected to be on or about Monday, May 24, 2021. The New Options will reflect the New Option Terms.

See Section 1 of the Offering Memorandum (“Eligible Optionholders; Eligible Options; the Proposed Exchange; Expiration and Extension of the Exchange Offer”) for more information.

Q10. What happens to my New Options if I terminate my employment, service relationship or directorship with RedHill or its subsidiary?

Vesting of your New Options will cease upon termination of your employment, service relationship or directorship with RedHill or such subsidiary and your unvested New Options will be forfeited except as otherwise provided under applicable employment and service agreement and the Plan.

In general, pursuant to the Plan, the vested portion of your New Options may be exercised for a period of ninety (90) days (or three (3) months in the case of an ISO) following termination (or notice thereof, if earlier) of your employment, service relationship or directorship with RedHill or its subsidiary unless (i) the termination of the applicable relationship is due to your death or disability (as determined by the Board) or retirement after age 60 (other than a termination for cause), in which case the New Option may be exercised (to the extent exercisable at the time of the termination of service) at any time within twenty four (24) months following your termination date (but only to the extent exercisable at termination of such relationship and not beyond the scheduled expiration date) by your legal representative or legatee; provided, however, in the case of an ISO, with respect to a termination of the relationship as a result of death or disability, the period shall be twelve (12) months, and in the case of retirement after age 60, the period shall be three (3) months (in each case, only to the extent exercisable at termination of the relationship and not beyond the scheduled expiration date); or (ii) you are terminated for cause, in which case the New Option will cease to be exercisable immediately upon your termination. In no event may your New Options be exercised beyond their scheduled expiration date.

Nothing in the Exchange Offer should be construed to confer upon you the right to remain employed by, have a service relationship with or be a director of RedHill or its subsidiary. The terms of your employment, service relationship or directorship with RedHill or its subsidiary remain unchanged. We cannot guarantee or provide you with any assurance that you will not be subject to involuntary termination or that you will otherwise remain employed by, continue to have a service relationship with, or remain a director at RedHill or its subsidiary until the expiration of the Exchange Offer, the New Option Grant Date or thereafter during the vesting period of the New Options. In addition, we cannot provide any assurance that your employment, service relationship or directorship with RedHill or its subsidiary will continue past the vesting date of any New Option issued in exchange for an Eligible Option.

See Section 1 of the Offering Memorandum (“Eligible Optionholders; Eligible Options; the Proposed Exchange; Expiration and Extension of the Exchange Offer”) and Section 5 of the Offering Memorandum (“Acceptance of Eligible Options for Exchange; Grant of New Options”) for more information.

Q11. Must I participate in the Exchange Offer?

No. Participation in the Exchange Offer is completely voluntary. If you hold Eligible Options pursuant to more than one option under our Plan that qualifies as an Eligible Option and would like to participate in the Exchange Offer, you will be allowed to tender for exchange as few or as many of your Eligible Options as you wish; however, you must tender all of the options underlying any selected Eligible Option. If you choose not to participate in the Exchange Offer, then your Eligible Options will remain outstanding and subject to their current terms.

Q12. How should I decide whether or not to participate in the Exchange Offer?

We are providing substantial information to assist you in making your own informed decision. Please read all the information contained in the various sections of the Offering Memorandum below, including the information in Section 2 (“Purpose of The Exchange Offer; Additional Considerations”), Section 7 (“Price Range of Our ADSs”), Section 8 (“Information Concerning RedHill; Financial Information”), Section 9 (“Interests of Directors and Executive Officers; Transactions and Arrangements Concerning Our Securities”), Section 12 (“Material Tax Consequences”) and Section 15 (“Additional Information”) of the Offering Memorandum. You should seek further advice from your legal counsel, accountant and financial advisor. Participation in the Exchange Offer is entirely your decision and should be made based on your personal circumstances. No one from RedHill is, or will be, authorized to provide you with legal, tax, financial or other advice or recommendations regarding whether you should participate in the Exchange Offer.

In addition to reviewing the materials provided, please note the following:

•	New Options provide value upon exercise only if the market price of our ADSs exceeds the exercise price of the New Option.

•	You should carefully consider the potential tax consequences of your exchange of Eligible Options for New Options.

Please also review the “Risk Factors” that appear on page 13.

Q13. How do I find out how many Eligible Options I have and what their exercise prices are?

The Election Form distributed along with the Exchange Offer includes a list of your Eligible Options as of April 26, 2021. At any time during the Exchange Offer, you may contact us via email at Benefits@altshul.co.il to confirm the number of outstanding options that you have and the grant dates, remaining option term, exercise prices, vesting schedule and other information regarding such options.

Q14. Can I tender for exchange stock options that I have already fully exercised?

No. The Exchange Offer applies only to outstanding Eligible Options. An option that has been fully exercised is no longer outstanding and is therefore not an Eligible Option.

Q15. Can I tender for exchange the remaining unexercised portion of an Eligible Option that I have already partially exercised?

Yes. If you exercised an Eligible Option in part before April 26, 2021, the remaining unexercised portion of the Eligible Option can be tendered for exchange in the Exchange Offer.

See Section 3 of the Offering Memorandum (“Procedures for Tendering Eligible Options”) for more information.

Q16. Can I tender for exchange a portion of an Eligible Option?

No partial exchange of an Eligible Option grant will be permitted. If you elect to tender an Eligible Option for exchange, you must tender all the options underlying the outstanding (i.e., unexercised) portion of that Eligible Option. You may elect to tender as few or as many of your Eligible Option grants as you wish. If you attempt to tender a portion but not all of an outstanding Eligible Option grant, we will reject your tender of that particular grant. Such rejection will not affect any other Eligible Option grants that you have properly tendered for exchange.

See Section 3 of the Offering Memorandum (“Procedures for Tendering Eligible Options”) for more information.

Q17. What if I am on an authorized leave of absence during the Exchange Offer?

Any Eligible Optionholder who is on an authorized leave of absence will be eligible to participate in the Exchange Offer so long as they are an employee of Redhill or its subsidiary (whether active or on an authorized leave of absence) at both the commencement of the Exchange Offer and the Expiration Time and have not submitted a notice of resignation or received a notice of termination.

See Section 1 of the Offering Memorandum (“Eligible Optionholders; Eligible Options; the Proposed Exchange; Expiration and Extension of the Exchange Offer”) for more information.

Q18. What happens if my employment, service relationship or directorship with RedHill or its subsidiary terminates before the Expiration Time?

If you have tendered Eligible Options under the Exchange Offer and your employment, service relationship or directorship with RedHill or its subsidiary terminates for any reason prior to the Expiration Time, you will no longer be eligible to participate in the Exchange Offer. Accordingly, we will not accept your Eligible Options for exchange, and you will not be eligible to receive New Options. In such a case, you may be able to exercise the vested portion of your existing Eligible Options for a limited time after your termination date, subject to and in accordance with their original terms.

Nothing in the Exchange Offer should be construed to confer upon you the right to remain an employee, service provider or director of RedHill or its subsidiary. The terms of your employment, service relationship or directorship with RedHill or its subsidiary remain unchanged. We cannot guarantee or provide you with any assurance that you will not be subject to involuntary termination or that you will otherwise remain in our employment or service, or as a director, until the Expiration Time, the New Option Grant Date or thereafter. In addition, we cannot provide any assurance that your employment, service relationship or directorship with RedHill or its subsidiary will continue past the vesting date of any New Option granted in exchange for an Eligible Option.

See Section 1 (“Eligible Optionholders; Eligible Options; the Proposed Exchange; Expiration and Extension of the Exchange Offer”) and Section 5 (“Acceptance of Eligible Options for Exchange; Grant of New Options”) of the Offering Memorandum for more information.

Q19. Will I owe taxes if I participate in the Exchange Offer?

Neither the acceptance of your Eligible Options for exchange nor the grant of any New Options will be a taxable event for U.S. federal income tax purposes.

There is no assurance that the Israeli Tax Authority (“ITA”) will not consider the exchange and grant of the New Options as a taxable event for Israeli income tax purposes.

You should consult with your tax advisor in advance to determine the personal tax consequences of participating in the Exchange Offer. If you are an Eligible Optionholder who is subject to the tax laws of a country other than the United States or Israel or of more than one country, you should be aware that there may be additional or different tax consequences that may apply to you. We advise all Eligible Optionholders who may consider tendering their Eligible Options for exchange to consult with their own tax advisors with respect to the Israeli, U.S. federal, state and local and non-Israeli and non-U.S. tax consequences of participating in the Exchange Offer.

See Section 12 of the Offering Memorandum (“Material Tax Consequences”) for more information regarding the tax aspects of the Exchange Offer.

Q20. Will I owe taxes if I do not participate in the Exchange Offer?

Your rejection of the Exchange Offer will not be a taxable event for Israeli or U.S. federal income tax purposes.

See Section 12 of the Offering Memorandum (“Material Tax Consequences”) for more information.

Q21. What will happen to my Eligible Options if I participate in the Exchange Offer?

We will cancel all Eligible Options tendered by you and accepted by RedHill for exchange in the Exchange Offer.

Q22. Is it possible for my New Options to be or become out of the money?

Yes. The New Options will be subject to the New Exercise Price as described above. If the market price of our ADSs reported on Nasdaq falls below the New Exercise Price at any time after the New Option Grant Date, then your New Options will be out of the money.

Q23. What happens to Eligible Options that I choose not to tender or that are not accepted for exchange in the Exchange Offer?

Generally, there will be no impact to Eligible Options that you choose not to tender for exchange prior to the original Expiration Time. However, if (1) any of your Eligible Options are currently treated as ISOs, (2) we extend the Exchange Offer beyond the original Expiration Time of May 24, 2021, and it remains outstanding for more than 29 days, and (3) you do not reject this Exchange Offer within the first 29 days in which it is outstanding (that is, by the original Expiration Time on May 24, 2021), then your Eligible Options may cease to be treated as ISOs as of the original Expiration Time on May 24, 2021. If the fair market value of our ADS as of the Expiration Time is less than the exercise price currently in effect for your Eligible Options, the Board can take action to “retest” your Eligible Options to determine if they can again be treated as ISOs. However, even if they can again be treated as ISOs, your holding period under your Eligible Options (as further described below in the section called “Taxation of Incentive Stock Options”) will start over on the Expiration Time. Therefore, if we extend the Exchange Offer beyond the original Expiration Time on May 24, 2021 and it remains outstanding for more than 29 days, and you wish to avoid the possible impact on your ISO status, you must reject this Exchange Offer by completing and submitting the Election Form on or prior to 5:00 p.m. Eastern Time on May 24, 2021.

We will not accept for exchange any options that are tendered that do not qualify as Eligible Options. If you tender an option that is not accepted for exchange, we will send you a separate email following the Expiration Time notifying you that your tendered option was not accepted for exchange.

Q24. How long do I have to decide whether to participate in the Exchange Offer?

The Exchange Offer expires at 5:00 p.m., Eastern Time, on May 24, 2021 (or such later date as may apply if the Exchange Offer is extended). We will not make any exceptions to this deadline. However, although we do not currently intend to do so, we may, in our sole discretion, extend the expiration date of the Exchange Offer at any time. If we extend the Exchange Offer, we will publicly announce the extension and the new expiration date no later than 9:00 a.m., Eastern Time, on the next business day after the last previously scheduled or announced expiration date.

See Section 13 of the Offering Memorandum (“Extension of the Exchange Offer; Termination; Amendment”) for more information.

Q25. How do I tender my Eligible Options for exchange?

If you are an Eligible Optionholder, you may tender your Eligible Options for exchange at any time before the Exchange Offer expires at 5:00 p.m., Eastern Time, on May 24, 2021 (or such later date as may apply if the Exchange Offer is extended).

To validly tender your Eligible Options, you must deliver a properly completed and signed Election Form, as well as any other documents required by the Election Form, by email (by PDF or similar imaged document file) to Benefits@altshul.co.il.

You do not need to return your option agreements relating to any tendered Eligible Options as they will be automatically cancelled effective as of the New Option Grant Date if we accept your Eligible Options for exchange. We will separately provide to you the grant documents relating to your New Options for your acceptance following the New Option Grant Date.

Your Eligible Options will not be considered tendered until we receive your properly completed and signed Election Form. We must receive your properly completed and signed Election Form before 5:00 p.m., Eastern Time, on May 24, 2021 (or such later date as may apply if the Exchange Offer is extended). If you miss this deadline, you will not be permitted to participate in the Exchange Offer.

We will accept delivery of the Election Form only by email (by PDF or similar imaged document file) delivered to Benefits@altshul.co.il. You are responsible for making sure that the Election Form is delivered to the email address indicated above. You must allow for sufficient time to complete, sign and deliver your Election Form to ensure that we receive your Election Form before the Expiration Time.

We reserve the right to reject any or all tenders of Eligible Options that we determine are not in appropriate form or that we determine would be unlawful to accept. Subject to our rights to extend, terminate and amend the Exchange Offer, we expect to accept all properly tendered Eligible Options on or about May 24, 2021 following the Expiration Time.

See Section 3 of the Offering Memorandum (“Procedures for Tendering Eligible Options”) for more information.

Q26. Can I withdraw previously tendered Eligible Options?

Yes. You may withdraw your tendered Eligible Options at any time before the Exchange Offer expires at 5:00 p.m., Eastern Time, on May 24, 2021 (or such later date as may apply if the Exchange Offer is extended). Unless we have accepted the Eligible Options pursuant to the Exchange Offer, you may also withdraw any tendered Eligible Options at any time after 12:00 a.m., Eastern Time, on Monday, June 21, 2021.

To withdraw tendered Eligible Options, you must deliver to us a properly completed and signed Notice of Withdrawal of Election Form (a “Notice of Withdrawal”) with the required information prior to the Expiration Time. The Notice of Withdrawal must be delivered by email (by PDF or similar imaged document file) to Benefits@altshul.co.il.

If you miss the deadline to withdraw but remain an Eligible Optionholder, any previously tendered Eligible Options will be exchanged pursuant to the Exchange Offer. You may change your mind as many times as you wish, but you will be bound by the last properly submitted Election Form or Notice of Withdrawal that we receive before the Expiration Time.

You are responsible for making sure that you properly submit a Notice of Withdrawal for any tendered Eligible Option that you wish to subsequently withdraw. You must allow sufficient time to complete, sign and deliver your Notice of Withdrawal to ensure that we receive it before the Expiration Time.

Once you have withdrawn Eligible Options, you may re-tender such Eligible Options by submitting a new Election Form and following the procedures for validly tendering Eligible Options in the Exchange Offer described in Question 25 above.

See Section 4 of the Offering Memorandum (“Withdrawal Rights”) for more information.

Q27. How will I know whether you have received my Election Form or my Notice of Withdrawal?

We will send you an email or other form of communication, as appropriate, to confirm receipt of your Election Form or Notice of Withdrawal, as applicable, shortly after we receive it. However, it is your responsibility to ensure that we receive your Election Form or Notice of Withdrawal, as applicable, prior to the Expiration Time.

See Section 3 of the Offering Memorandum (“Procedures for Tendering Eligible Options”) for more information.

Q28. What will happen if I do not return my Election Form by the deadline?

If we do not receive a completed and signed Election Form from you by the Expiration Time, then all of your Eligible Options will remain outstanding at their original exercise price and subject to their original terms. If you prefer not to tender any of your Eligible Options for exchange in the Exchange Offer, you do not need to do anything. However, if we extend the Exchange Offer beyond the original Expiration Time on May 24, 2021 and it remains outstanding for more than 29 days, and you wish to avoid the possible impact on the ISO status of any of your Eligible Options, you must reject this Exchange Offer by completing and submitting the Election Form on or prior to 5:00 p.m. Eastern Time on May 24, 2021.

See Section 3 of the Offering Memorandum (“Procedures for Tendering Eligible Options”) for more information.

Q29. What if I have any questions regarding the Exchange Offer?

You should direct questions about the Exchange Offer (including requests for additional or paper copies of the Exchange Offer and other Exchange Offer documents, which we will promptly furnish to you at our expense) by email to Benefits@altshul.co.il.

RISK FACTORS

Participation in the Exchange Offer involves a number of potential risks and uncertainties, including those described below. You should consider, among other things, these risks and uncertainties before deciding whether or not to request that we exchange your Eligible Options in the manner described in the Exchange Offer. You should carefully review the risk factors set forth below and also those contained in our Annual Report on Form 20-F for the year ended December 31, 2020, filed with the Securities and Exchange Commission (the “SEC”) on March 18, 2021, as well as the other information provided in the Exchange Offer and the other materials that we have filed with the SEC, before making a decision as to whether or not to tender your Eligible Options. See Section 15 of the Offering Memorandum (“Additional Information”) for more information regarding reports we file with the SEC and how to obtain copies of or otherwise review these reports.

Section 21E of the Exchange Act excludes from the definition of “forward-looking” statements for purposes of the Private Securities Litigation Reform Act of 1995 those forward-looking statements made in connection with a tender offer. As such, forward-looking statements set forth in this Exchange Offer are not eligible for the protection afforded by the statutory safe harbor. However, you are urged to review statements and disclosures set forth in and incorporated by reference into this Exchange Offer that include forward-looking statements due to the risks and uncertainties associated with those statements. Forward-looking statements give our current expectations or forecasts of future events. These forward-looking statements include, without limitation, statements regarding the status of the Exchange Offer, our industry, business strategy, plans, goals and expectations concerning our market position, future technologies, future operations, margins, profitability, future efficiencies, capital expenditures, liquidity and capital resources and other financial and operating information. Words such as “anticipate,” “assume,” “believe,” “budget,” “continue,” “could,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “potential,” “predict,” “projects,” “seek,” “should,” “will,” “future” and the negative of these or similar terms and phrases are intended to identify these forward-looking statements.

In light of these risks, uncertainties and assumptions, you should not place undue reliance on any forward-looking statements. Additional risks that we may currently deem immaterial or that are not currently known to us could also cause the forward-looking events discussed in this Exchange Offer or incorporated herein by reference not to occur as described. Except as otherwise required by applicable securities laws, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changed circumstances or any other reason after the date of this Exchange Offer.

Risks Related to the Exchange Offer

The New Options could become out of the money after they are granted.

The New Options will be subject to the New Exercise Price per ADS (as described above). If the trading price of our ADSs decreases after the New Option Grant Date, the New Exercise Price may be greater than the trading price of our ADSs, and you will not be able to realize any gain from the exercise of your New Options unless and until the applicable trading price increases such that it is greater than the New Exercise Price (and after any applicable vesting date). The trading price of our ADSs has been volatile and there can be no assurances regarding the future price of our ADSs or that the trading price of our ADSs will increase after the New Option Grant Date.

We will not grant New Options to you if we are prohibited from doing so by applicable laws, rules, regulations or policies.

Even if we accept your tendered Eligible Options, we will not grant New Options to you if we are prohibited by applicable laws, rules, regulations or policies from doing so. Such a prohibition could result from, among other things, changes in U.S. laws, SEC rules, regulations or policies or Nasdaq listing requirements or if you move to a jurisdiction in which we are prohibited or prevented from granting New Options.

For Israeli tax purposes, the exchange and grant of New Options to Israeli residents may be regarded as a taxable event, and the New Options may not be eligible for Section 102 tax benefits.

There is no assurance that the ITA will not regard your participation in the Exchange Offer as a taxable event for Israeli income tax purposes. In addition, there is no assurance that the New Options exchanged for 102 Options will qualify as options eligible for the tax benefits afforded under Section 102. In such case, the gains generated upon exercise of the New Options may be subject to marginal tax at a rate of up to 47% for individuals (not including social security fees, health fees and surtax). Even if the New Options are eligible for the tax benefits afforded under Section 102, your two-year holding period under your Eligible Options under Section 102 will start over on the New Option Grant Date (or such other date).

We and/or the Section 102 trustee shall have the right to withhold taxes according to the requirements under applicable laws and you will be required to indemnify us and/or the Section 102 trustee and hold them harmless against and from all liabilities relating to the necessity to withhold tax.

Tax-related risks for tax residents of multiple countries.

If you are subject to the tax laws in more than one jurisdiction, you should be aware that there may be tax and social insurance consequences of more than one country that may apply to you. You should be certain to consult your own tax advisor to discuss these tax consequences.

OFFERING MEMORANDUM

OFFER TO EXCHANGE ELIGIBLE OPTIONS FOR NEW OPTIONS

Table of Contents

OFFERING MEMORANDUM

OFFER TO EXCHANGE ELIGIBLE OPTIONS FOR NEW OPTIONS

Section 1. Eligible Optionholders; Eligible Options; the Proposed Exchange; Expiration and Extension of the Exchange Offer.

RedHill Biopharma Ltd. (“RedHill,” “we,” “us” or “our”) is offering eligible employees, service provider and directors the opportunity to exchange certain outstanding options to purchase ADSs for replacement options to purchase ADSs with modified terms. As described in this Section 1 of this Offering Memorandum—Offer to Exchange Eligible Options for New Options (this “Offering Memorandum”), Eligible Options that are validly tendered (and not validly withdrawn) prior to the Expiration Time will be exchanged for New Options in exchange for an Eligible Optionholder’s agreement to accept the New Options. Each capitalized term that is used herein without being defined has the meaning set forth below or in the Offering Memorandum.

We are making the offer on the terms and subject to the conditions described in this Offering Memorandum, as they may be amended from time to time, and these terms and conditions constitute the “Exchange Offer.” The Exchange Offer is not conditioned on the acceptance of the Exchange Offer by a minimum number of Eligible Optionholders or the tender of elections to exchange Eligible Options covering a minimum number of ADSs.

Eligible Optionholders

All individuals who hold Eligible Options and who (i) as of the date the Exchange Offer commences and as of the Expiration Time are current employees or directors of RedHill or its subsidiary or (ii) had an active service relationship as of the date the Exchange Offer commenced and continue to be a service provider as of the Expiration Time, with RedHill or its subsidiary may participate in the Exchange Offer (the “Eligible Optionholders”). To be an Eligible Optionholder, you must continue to be employed by, or be a director of, RedHill or its subsidiary or have such a service relationship with RedHill or its subsidiary and not have submitted a notice of resignation/termination or received a notice of termination, between the date the Exchange Offer commences and the Expiration Time.

For purposes hereof, a service relationship is “active” if a service provider has provided requested services to RedHill or its subsidiary within the twelve (12) calendar months prior to April 26, 2021.

You will not be eligible to tender Eligible Options for exchange in the Exchange Offer if you cease to be an Eligible Optionholder for any reason prior to or as of the Expiration Time, including due to your voluntary resignation, retirement, involuntary termination, layoff, death or disability. An individual who is on an authorized leave of absence and is otherwise an Eligible Optionholder on the Expiration Date will be eligible to tender Eligible Options in the Exchange Offer. A leave of absence is considered “authorized” if it was approved in accordance with RedHill’s policies (or those of its subsidiary, if applicable).

The status of your employment, directorship or services with RedHill or its subsidiary and the terms of your employment, directorship or other service with RedHill or its subsidiary will not change, regardless of your participation in the Exchange Offer, and can be terminated by you or RedHill (or its subsidiary, if applicable) at any time, subject to any contract rights. Nothing in the Exchange Offer should be construed to confer upon you the right to remain employed by or otherwise in a service relationship with RedHill or its subsidiary. We cannot guarantee or provide you with any assurance that you will not be subject to involuntary termination or that you will otherwise remain employed by, a director of or in a service relationship with RedHill until the New Option Grant Date or any vesting date of your New Options in the future.

Eligible Options

An “Eligible Option” is an outstanding option that:

•	is held by an Eligible Optionholder; and

•	was granted under our Amended and Restated Award Plan (2010) (the “Plan”) prior to the initial approval of the repricing by our board of directors (“Board”) on March 25, 2020; and

•	in the case of options held by Eligible Optionholders who are subject to U.S. taxation (each, a “U.S. Taxed Optionholder”), has an exercise price per ADS in excess of $7.00.

If you choose to participate in the Exchange Offer and tender Eligible Options for exchange, and if we accept your tendered Eligible Options, then we will grant you an award of new options (each, a “New Option”) to acquire American Depositary Shares of the Company, each representing 10 ordinary shares of RedHill, par value NIS 0.01 per share (“ADS”) with the following terms (collectively, the “New Option Terms”):

•
a.  For Eligible Optionholders who are not subject to U.S. taxation (each, a “Non-U.S. Taxed Optionholder”):

      (i)  $5.00, or

      (ii)  $4.30 if RedHill has (A) net revenues of at least $100 million AND negative Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”) of less than $40 million in 2021 or (B) net revenues of at least $130 million AND negative EBITDA of less than $20 million in 2022 (“RedHill Performance”).

b.   For U.S. Taxed Optionholders, $7.00, which was the per ADS fair market value on April 12, 2021, the date the Board approved the exercise price for any New Options to be granted to U.S. Taxed Optionholders.

•	Each New Option will represent your right to purchase the same number of ADSs as your surrendered Eligible Options.

•	Your New Option will be granted under the Plan.

•
Each New Option

-      offered to a U.S. Taxed Optionholder in exchange for an incentive stock option will be granted as an incentive stock option for U.S. federal income tax purposes (“ISO”), to the extent permitted by the law (including, without limitation, that the exercise price per ADS must be at least equal to the fair market value of an ADS on the date of grant or, 110% of such fair market value in the case of an ISO granted to an employee who owns or is deemed to own more than 10% of the combined voting power of all classes of our stock (or of any parent or subsidiary));

-      offered to a U.S. Taxed Optionholder in exchange for an Eligible Option that does not qualify as an ISO will be granted as a nonstatutory stock option that does not qualify as an ISO;

-      offered in exchange for an Eligible Option granted in accordance with Section 102 of the Israeli Income Tax Ordinance, 1961 and the Income Tax Regulations (Tax Relieves in Allocation of Shares to Employees), 2003 promulgated thereunder (“Section 102”) is intended to be granted as an option eligible for the tax benefits accorded under Section 102, to the extent permitted by the law, and

-      offered to a Non-U.S. Taxed Optionholder in exchange for an Eligible Option that does not qualify as an ISO or as an option in accordance with Section 102, will be granted an option that does not qualify as an ISO or as an option in accordance with Section 102.

•	Each New Option will have the same expiration date, vesting schedule and other terms (other than exercise price) as the Eligible Option exchanged therefor.

The contingent reduction in the exercise price described below that is applicable to Eligible Options held by Non-U.S. Taxed Optionholders and that depends on RedHill Performance will only apply, if at all, following the public announcement of the audited financial results of the previous fiscal year, subject to all other New Option Terms.

The commencement date of the Exchange Offer is April 26, 2021. We are making the Exchange Offer upon the terms and subject to the conditions described in the Offering Memorandum and in the related Election Form distributed with the Offering Memorandum. The Exchange Offer is voluntary with respect to each Eligible Option you hold. You are not required to participate in the Exchange Offer. If you hold more than one option that qualifies as an Eligible Option and elect to participate in the Exchange Offer, you will be allowed to tender for exchange as few or as many of your Eligible Option grants as you wish; however, you must tender all of the options underlying any selected Eligible Option grant. Eligible Options properly tendered in this Exchange Offer and accepted by us for exchange will be cancelled, and your New Options will be granted with the New Option Terms effective promptly following the Expiration Time (such date, the “New Option Grant Date”).

Expiration and Extension of the Exchange Offer

The Exchange Offer is scheduled to expire at 5:00 p.m., Eastern Time, on May 24, 2021, unless we, in our sole discretion, extend the expiration date of the Exchange Offer (such time and date referred to herein as the “Expiration Time”). See Section 13 (“Extension of Exchange Offer; Termination; Amendment”) for a description of our rights to extend, terminate and amend the Exchange Offer.

If you do not elect to tender your Eligible Options before the Expiration Time, such Eligible Options will remain subject to their current terms, including the current exercise prices and vesting schedules.

Section 2. Purpose of the Exchange Offer; Additional Considerations.

We believe that the Exchange Offer is in the best interests of the holders of our ADSs and an important component of our strategy to maintain an equity compensation program that effectively motivates and retains our employees, service providers and directors. We further believe that the Exchange Offer will permit us to enhance long-term value for the holders of the ADSs by aligning incentives among the Eligible Optionholders who choose to participate in the Exchange Offer so they are further motivated to achieve our strategic, operational and financial goals.

Many of our employees, service providers and directors now hold options with exercise prices significantly higher than the current market price of our ADSs. On April 23, 2021, the closing price of our ADSs on Nasdaq was $7.06 per ADS and the weighted average exercise price of Eligible Options was $10.72. Consequently, as of April 26, 2021, 2,805,281 Eligible Options were held by Eligible Optionholders, of which 2,565,812 were out-of-the-money. Although we continue to believe that ADS Options are an important component of the total compensation of our employees, service providers and independent directors, many of whom view their existing options as having little or no value due to the difference between the exercise prices and the current market price of our ADSs. As a result, for many of our employees, service providers and independent directors, these options are ineffective at providing the incentives and retention value that our Board believes are necessary to motivate our employees, service providers and directors to achieve our strategic, operational and financial goals.

Our compensation committee and Board each considered alternatives to the Exchange Offer to provide meaningful performance and retention incentive to our employees, service providers and directors. After careful consideration, our compensation committee and Board each determined that, compared to other alternatives, the Exchange Offer provides a better incentive and motivation to our key contributors than the out-of-the-money ADS Options that they currently hold as the Exchange Offer will restore the incentive and retentive benefit of our equity program, and reduce the need to grant replacement equity incentives.

Subject to the foregoing and except as otherwise disclosed in the Exchange Offer or in our filings with the Securities and Exchange Commission (the “SEC”), we currently have no plans, proposals or negotiations that relate to or would result in:

•	any extraordinary transaction, such as a merger, reorganization or liquidation involving Redhill or its subsidiary;
•	any purchase, sale or transfer of a material amount of our assets;

•	any material change in our present dividend policy or our indebtedness or capitalization;

•
any material change in our Board or executive management team, including any plans to change the number or term of our directors or to fill any existing vacancies on the Board or to change the material terms of any executive officer’s employment;

•	any other material change in our corporate structure or business;
•
our ADSs or ordinary shares being delisted from any applicable national securities exchange or ceasing to be authorized for quotation in an automated quotation system operating by a national securities association;

•	our ADSs becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

•	the suspension of our obligation to file reports pursuant to Section 15(d) of the Exchange Act;

•	the acquisition by any person of any of our securities or the disposition of any of our securities, other than in the ordinary course of business or pursuant to existing options or other rights; or

•	any change in our articles of association, or any actions that may impede the acquisition of control of us by any person.

WE DO NOT MAKE ANY RECOMMENDATION AS TO WHETHER YOU SHOULD TENDER YOUR ELIGIBLE OPTIONS, NOR HAVE WE AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. YOU SHOULD EVALUATE CAREFULLY ALL OF THE INFORMATION IN THE EXCHANGE OFFER AND CONSULT YOUR OWN FINANCIAL AND TAX ADVISORS. YOU MUST MAKE YOUR OWN DECISION WHETHER TO TENDER YOUR ELIGIBLE OPTIONS FOR EXCHANGE.

Section 3. Procedures for Tendering Eligible Options.

If you wish to tender your Eligible Options for exchange, you must properly complete and sign the accompanying Election Form and deliver the properly completed and signed document to us so that we receive it before the Expiration Time by the following means:

•	By email (by PDF or similar imaged document file) delivered to: Benefits@altshul.co.il

Except as described in the following sentence, the Election Form must be signed by the Eligible Optionholder who holds the Eligible Options to be tendered using the same name for such Eligible Optionholder as appears on the applicable stock option agreement. If the signature is by an attorney-in-fact or another person acting in a fiduciary or representative capacity, the signer’s full title and proper evidence of the authority of such person to act in such capacity must be identified on the Election Form.

Your Eligible Options will not be considered tendered until we receive the properly completed and signed Election Form. We must receive your properly completed and signed Election Form before the Expiration Time. If you miss this deadline or submit an Election Form that is not properly completed and signed as of the deadline, you will not be permitted to participate in the Exchange Offer.

We will accept delivery of the Election Form only by email (by PDF or similar imaged document file). You are responsible for making sure that the Election Form is delivered to Benefits@altshul.co.il. You must allow for sufficient time to complete, sign and deliver your Election Form to ensure that we receive your Election Form before the Expiration Time.

You do not need to return your stock option agreements relating to any tendered Eligible Options, as they will be automatically cancelled in exchange for New Options if we accept your Eligible Options for exchange.

Determination of Validity; Rejection of Eligible Options; Waiver of Defects; No Obligation to Give Notice of Defects.

To validly tender your Eligible Options pursuant to the Exchange Offer, you must remain an Eligible Optionholder and must not have given a notice of resignation, must not have received a notice of termination and your employment, service relationship or directorship with us must not have terminated for any other reason, including due to your voluntary resignation, retirement, involuntary termination, layoff, death or disability, prior to or as of the Expiration Time.

If you hold multiple options that each qualify as an Eligible Option and elect to participate in the Exchange Offer, you will be able to elect to tender as few or as many of your Eligible Options as you wish. However, if you elect to tender an Eligible Option for exchange, you must tender the entire outstanding (i.e., unexercised) portion of that Eligible Option. If you attempt to tender a portion but not all of an outstanding Eligible Option, we will reject your tender of that particular grant. Such rejection will not affect any other Eligible Options that you have properly tendered for exchange.

We will determine all questions as to form of documents and the validity, eligibility, time of receipt and acceptance of any tender of Eligible Options. Neither RedHill nor any other person is obligated to give notice of any defects or irregularities in tenders. No tender of Eligible Options will be deemed to have been properly made until all defects or irregularities have been cured by the tendering Eligible Optionholder or waived by RedHill. Subject to any order or decision by a court or arbitrator of competent jurisdiction, our determination of these matters will be final and binding on all parties.

The Exchange Offer is intended to be a one-time offer, and we will strictly enforce the offer period, subject only to any extension of the Expiration Time that we may grant in our sole discretion. Subject to Rule 13e-4 under the Exchange Act, we also reserve the right to waive any of the conditions of the Exchange Offer or any defect or irregularity in any tender with respect to any particular Eligible Option or any particular Eligible Optionholder.

Our Acceptance Constitutes an Agreement.

Your tender of Eligible Options pursuant to the procedures described above constitutes your acceptance of the terms and conditions of the Exchange Offer and will be controlling, absolute and final, subject to your withdrawal rights under Section 4 (“Withdrawal Rights”) and our acceptance of your tendered Eligible Options in accordance with Section 5 (“Acceptance of Eligible Options for Exchange; Grant of New Options”). Our acceptance for exchange of Eligible Options that you tender pursuant to the Exchange Offer will constitute a binding agreement between RedHill and you upon the terms and subject to the conditions of the Exchange Offer.

Subject to our rights to terminate and amend the Exchange Offer in accordance with Section 6 (“Conditions of the Exchange Offer”), and as described in Section 1 of this Offering Memorandum, on the New Option Grant Date, we expect to accept for exchange all properly tendered Eligible Options that have not been validly withdrawn by the Expiration Time, and we expect to cancel the Eligible Options that we accept in exchange for the grant of New Options with the New Option Terms. We expect the New Option Grant Date to occur promptly following the Expiration Time. If the Expiration Time is extended, then the New Option Grant Date will be similarly extended.

Section 4. Withdrawal Rights.

If you elect to accept the Exchange Offer with respect to some or all of your Eligible Options and later change your mind, you may withdraw any tendered Eligible Options by following the procedure described in this Section 4. Just as you may not tender only part of an Eligible Option grant, you also may not withdraw your election with respect to only a portion of an Eligible Option grant. If you elect to withdraw a previously tendered Eligible Option grant, you must withdraw the entire Eligible Option, but you are not required to withdraw any other tendered Eligible Options.

We will permit any Eligible Options tendered in the Exchange Offer to be withdrawn at any time during the period the Exchange Offer remains open, and unless we have accepted the Eligible Options pursuant to the Exchange Offer, you may also withdraw any tendered Eligible Options that have not been accepted at any time after 12:00 a.m., Eastern Time, on Monday, June 21, 2021. Please note that, upon the terms and subject to the conditions of the Exchange Offer, we expect to accept for exchange all Eligible Options properly tendered and not validly withdrawn by the Expiration Time.

To validly withdraw tendered Eligible Options, you must deliver to us (using the same delivery method described in Section 3) a properly completed and signed Notice of Withdrawal of Election Form (“Notice of Withdrawal”) during a period in which you have the right to withdraw the tendered Eligible Options. Your tendered Eligible Options will not be considered withdrawn until we receive your properly completed and signed Notice of Withdrawal. If you miss the deadline for withdrawal but remain an Eligible Optionholder, we will exchange any previously tendered Eligible Options pursuant to the Exchange Offer and your previously submitted Election Form.

You are responsible for making sure that, if you wish to withdraw tendered Eligible Options, the Notice of Withdrawal is delivered as indicated in Section 3 above. The Notice of Withdrawal must specify the Eligible Options to be withdrawn. Except as described in the following sentence, the Notice of Withdrawal must be signed by the Eligible Optionholder who holds the Eligible Options to be tendered using the same name for such Eligible Optionholder as appears on the applicable stock option agreement and the previously submitted Election Form. If the signature is by an attorney-in-fact or another person acting in a fiduciary or representative capacity, the signer’s full title and proper evidence of the authority of such person to act in such capacity must be identified on the Notice of Withdrawal. We have filed a form of the Notice of Withdrawal as an exhibit to the Tender Offer Statement on Schedule TO filed by RedHill with the SEC on April 26, 2021 (the “Schedule TO”). We will deliver a copy of the Notice of Withdrawal form to all Eligible Optionholders.

You may not rescind any withdrawal, and any Eligible Options you withdraw will thereafter be deemed not properly tendered for purposes of the Exchange Offer unless you properly re-tender those Eligible Options before the Expiration Time by following the procedures described in Section 3 of this Offering Memorandum.

Neither we nor any other person is obligated to give notice of any defects or irregularities in any Notice of Withdrawal, nor will anyone incur any liability for failing to give notice of any defects or irregularities. We will determine all questions as to the form and validity, including time of receipt, of Notices of Withdrawal. Subject to any order or decision by a court or arbitrator of competent jurisdiction, our determinations of these matters will be final and binding.

Section 5. Acceptance of Eligible Options for Exchange; Grant of New Options.

Upon the terms and subject to the conditions of the Exchange Offer, we expect to accept for exchange all Eligible Options properly tendered and not validly withdrawn (i) by the Expiration Time, unless extended, or (ii) after 12:00 a.m., Eastern Time, on Monday, June 21, 2021, if we have not accepted such Eligible Options by such time. On the New Option Grant Date, we expect to cancel the Eligible Options we have accepted in exchange for the grant of the New Options with the New Option Terms. If the Expiration Time is extended, then the New Option Grant Date will be similarly extended.

After we grant the New Options, we will send each tendering Eligible Optionholder a confirmation email with respect to the Eligible Options that we have accepted for exchange. In addition, we will separately provide to each tendering Eligible Optionholder for acceptance the grant documents relating to the Eligible Optionholder’s New Options. We have filed a form of such confirmation email as an exhibit to the Schedule TO.

If you have tendered Eligible Options under the Exchange Offer and your employment or service relationship terminates for any reason, or if you submit a notice of resignation or receive a notice of termination, before the Expiration Time, you will no longer be eligible to participate in the Exchange Offer, and we will not accept your Eligible Options for exchange. In that case, you may be able to exercise your existing vested Eligible Options for a limited time after your termination date in accordance with and subject to their terms.

Section 6. Conditions of the Exchange Offer.

Notwithstanding any other provision of the Exchange Offer, we will not be required to accept any Eligible Options tendered for exchange, and we may terminate or amend the Exchange Offer, in each case subject to Rule 13e-4(f)(5) under the Exchange Act, if at any time on or after the date hereof and prior to the Expiration Time, any of the following events has occurred, or if we have determined, in our reasonable judgment, that any of the following events has occurred:

•
there shall have been threatened or instituted any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or other person, domestic or foreign, before any court, authority, agency or tribunal that (i) directly or indirectly challenges the making of the Exchange Offer or the exchange of some or all of the Eligible Options tendered for exchange, (ii) otherwise relates in any manner to the Exchange Offer, or (iii) in our reasonable judgment, could materially affect our business, condition (financial or other), assets, income, operations, prospects or stock ownership;

•
there shall have been threatened, instituted or taken, any action, or any approval, exemption or consent shall have been withheld, or any statute, rule, regulation, judgment, order or injunction shall have been proposed, sought, promulgated, enacted, entered, amended, interpreted, enforced or deemed to be applicable to the Exchange Offer or RedHill, by or from any court or any regulatory or administrative authority, agency or tribunal that, in our reasonable judgment, would directly or indirectly:

-      make it illegal for us to accept some or all of the tendered Eligible Options for exchange, otherwise restrict or prohibit consummation of the Exchange Offer or otherwise relate in any manner to the Exchange Offer;

- delay or restrict our ability, or render us unable, to accept the tendered Eligible Options for exchange; or

- impair the contemplated benefits of the Exchange Offer to RedHill;

•	there shall have occurred:
- any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or automated quotation system or in the over-the-counter market;

- the declaration of a banking moratorium or any suspension of payments with respect to banks in the United States;

-      any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that, in our reasonable judgment, might affect the extension of credit to us by banks or other lending institutions;

-     in our reasonable judgment, any extraordinary or material adverse change in United States financial markets generally, including a decline of at least 10% in either the Dow Jones Industrial Average or the Standard & Poor’s 500 Index from the date of commencement of the Exchange Offer;

-     the commencement or escalation of a war or other national or international calamity directly or indirectly involving Israel or the United States, which could reasonably be expected to affect materially or adversely, or to delay materially, the completion of the Exchange Offer;

-      any of the situations described above which existed at the time of commencement of the Exchange Offer, where such situation, in our reasonable judgment, deteriorates materially after commencement of the Exchange Offer;

•
a tender or exchange offer (other than the Exchange Offer) with respect to some or all of our capital stock, or a merger or acquisition proposal for RedHill, shall have been proposed, announced or publicly disclosed or we shall have learned that:

-      any person, entity or group (where “group” has the meaning given within Section 13(d)(3) of the Exchange Act) has acquired more than 5% of our outstanding ordinary shares, other than a person, entity or group that had publicly disclosed such ownership with the SEC prior to the date of commencement of the Exchange Offer; and

- any such person, entity or group that had publicly disclosed such ownership prior to such date has acquired additional ADSs constituting more than 1% of our outstanding ADSs; or

-     any new group has been formed that beneficially owns more than 5% of our outstanding ADSs that, in our judgment in any such case, and regardless of the circumstances, makes it inadvisable to proceed with the Exchange Offer or with such acceptance of Eligible Options for exchange;

•
any change, development, clarification or position taken in generally accepted accounting principles that could or would require us to record for financial reporting purposes compensation expense against our earnings in connection with the Exchange Offer, other than as contemplated as of the commencement date of this Exchange Offer (as described in Section 10 of this Offering Memorandum, “Accounting Consequences of the Exchange Offer”);

•	any changes occur in our business, financial condition, assets, income, operations, prospects or stock ownership that, in our reasonable judgment, is or may be material to RedHill;

•
any event or events occur that have resulted or may result, in our reasonable judgment, in a material impairment of the contemplated benefits of the Exchange Offer to RedHill (see Section 2 of this Offering Memorandum, “Purpose of the Exchange Offer; Additional Considerations,” for a description of the contemplated benefits of the Exchange Offer to RedHill); or

•
any rules or regulations by any governmental authority, Nasdaq, or other regulatory or administrative authority or any national securities exchange have been enacted, enforced, or deemed applicable to us that have resulted or may result, in our reasonable judgment, in a material impairment of the contemplated benefits of the Exchange Offer to RedHill (see Section 2 of this Offering Memorandum, “Purpose of the Exchange Offer; Additional Considerations,” for a description of the contemplated benefits of the Exchange Offer to RedHill).

The conditions to the Exchange Offer are for RedHill’s benefit. We may assert them prior to the Expiration Time regardless of the circumstances giving rise to them (other than circumstances caused by our action or inaction). We may waive the conditions, in whole or in part, at any time and from time to time prior to our acceptance of your tendered Eligible Options for exchange, whether or not we waive any other condition to the Exchange Offer. Subject to any order or decision by a court or arbitrator of competent jurisdiction, any determination we make concerning the events described in this Section 6 will be final and binding upon all persons.

Section 7. Price Range of Our ADSs.

The Eligible Options give Eligible Optionholders the right to acquire RedHill's ADSs. None of the Eligible Options are traded on any trading market. Our ADSs trades on Nasdaq under the symbol “RDHL.”

The following table sets forth the high and low closing sales prices per ADS on Nasdaq during the periods indicated.

Year Ending December 31, 2021	High	Low
First quarter	$11.29	$6.98
Year Ending December 31, 2020	High	Low
First quarter	$6.17	$3.51
Second quarter	$8.60	$4.60
Third quarter	$10.83	$6.34
Fourth quarter	$10.39	$7.81
Year Ended December 31, 2019	High	Low
First quarter	$9.00	$6.06
Second quarter	$8.80	$6.34
Third quarter	$8.37	$6.46
Fourth quarter	$7.35	$5.76

As of April 23, 2021, we had six ADS holders of record, and 46,667,338 ADSs were issued and outstanding. Because brokers and other institutions hold many of our ADSs on behalf of the ADS holders, we are unable to estimate the total number of beneficial ADS holders represented by these record holders. On April 23, 2021, the closing price for our ADSs as reported on Nasdaq was $7.06 per ADS. We recommend that you obtain current market quotations for our ADSs before deciding whether or not to tender your Eligible Options for exchange. The market price of our ADSs has been, and in the future may be, volatile and could decline. The trading price of our ADSs has fluctuated in the past and is expected to continue to do so in the future as a result of a number of factors, many of which are outside our control. In addition, the stock market has experienced extreme price and volume fluctuations that have affected the market prices of many companies and that have often been unrelated or disproportionate to the operating performance of those companies.

Section 8. Information Concerning RedHill; Financial Information.

Information Concerning RedHill.

We are a biopharmaceutical company primarily focused on gastrointestinal and infectious diseases. RedHill promotes the gastrointestinal drugs, Movantik® for opioid-induced constipation in adults4, Talicia® for the treatment of Helicobacter pylori (H. pylori) infection in adults5, and Aemcolo® for the treatment of travelers’ diarrhea in adults6. RedHill’s key clinical late-stage development programs include: (i) RHB-204, with an ongoing Phase 3 study for pulmonary nontuberculous mycobacteria (NTM) disease; (ii) opaganib (Yeliva®, ABC294640), with positive Phase 2 COVID-19 data and a COVID-19  ongoing Phase 2/3 study and Phase 2 studies for prostate cancer and cholangiocarcinoma ongoing; (iii) RHB-107 (upamostat), with a U.S. Phase 2/3 COVID-19 study; (iv) RHB-104, with positive results from a first Phase 3 study for Crohn's disease; (v) RHB-102 (Bekinda®), with positive results from a Phase 3 study for acute gastroenteritis and gastritis and positive results from a Phase 2 study for IBS-D; and (vi) RHB-106, an encapsulated bowel preparation.

We were incorporated in Israel in August 2009.

Our mailing address and executive offices are located at 21 Ha’arba’a Street, Tel Aviv 6473921, Israel, and our telephone number is +972-3-541-3131. We maintain an Internet website at the following address: www.redhillbio.com. Information found on, or accessible through, our website is not a part of, and is not incorporated into, this Exchange Offer.

Financial Information.

A summary of certain financial information is attached as Schedule A to this Offering Memorandum and should be read in conjunction with the “Operating and Financial Review and Prospects” and the consolidated financial statements and the notes thereto included in our Annual Report on Form 20-F (File No. 001-35773) for the year ended December 31, 2020 filed with the SEC on March 18, 2021, which is incorporated herein by reference. The book value per ADS of our ADSs as of December 31, 2020 was $0.36 per ADS. Our historical results are not necessarily indicative of the results to be expected in any future period.

Additional Information.

For more information about RedHill, please refer to our Annual Report and our other filings made with the SEC. We recommend that you review the materials that we have filed with the SEC before making a decision on whether or not to tender your Eligible Options. We will also provide without charge to you, upon your written or oral request, a copy of any or all of the documents to which we have referred you. See Section 15 (“Additional Information”) for more information regarding reports we file with the SEC and how to obtain copies of or otherwise review such reports.

Section 9. Interests of Directors and Executive Officers; Transactions and Arrangements Concerning Our Securities.

Our executive officers and members of our Board are eligible to participate in this Offer.

The following table sets forth the beneficial ownership of each of our executive officers and directors of Eligible Options granted under our Plan that are outstanding as of April 23, 2021. The percentages in the tables below are based on the total number of outstanding Eligible Options to purchase ADSs under the Plan, which was 2,805,281 ADSs as of April 23, 2021. The address of all directors and executive officers is c/o RedHill Biopharma Ltd. Offices, located at 21 Ha’arba’a Street, Tel Aviv 6473921, Israel.

Name	Position	Number of Eligible Options for ADSs covered by our Plan	Percentage of total Eligible Options under our Plan
Dror Ben-Asher	Chief Executive Officer and Chairman of the Board of Directors	380,000	13.55%
Guy Goldberg	Chief Business Officer	167,500	5.97%
Adi Frish	Chief Corporate and Business Development Officer	162,500	5.79%
Gilead Raday	Chief Operating Officer	159,500	5.69%
Reza Fathi, Ph.D.	Senior Vice President Research and Development	150,000	5.35%
Micha Ben Chorin	Chief Financial Officer	117,500	4.19%
Rick D. Scruggs	Chief Commercial Officer and Director	69,500	2.48%
Dr. June Almenoff	Chief Scientific Officer	27,062	0.96%
Dr. Kenneth Reed	Director	49,000	1.75%
Ofer Tsimchi	Director	47,000	1.68%
Dr. Shmuel Cabilly	Director	40,000	1.43%
Eric Swenden	Director	39,625	1.41%
Alla Felder	Director	15,000	0.53%
Alessandro Della Chà	Director	-	0.00%

Neither we nor, to the best of our knowledge, any of our directors or executive officers, nor any affiliates of ours, were engaged in transactions involving options to purchase ADSs or ordinary shares, or in transactions involving our ADSs or ordinary shares during the 60 days before and including April 26, 2021.

Except as otherwise described in this Offer or in our filings with the SEC, other than outstanding options to purchase ADSs pursuant to the Plan, neither we nor, to our knowledge, any of our directors or executive officers, is a party to any contract, arrangement, understanding or relationship with any other person with respect to any of our securities (including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations).

Section 10. Accounting Consequences of the Exchange Offer.

We have adopted the provisions of IFRS 2 regarding accounting for share-based payments. Under IFRS 2, we will recognize the grant date fair value of the tendered Eligible Options plus the incremental compensation cost of the New Options. The incremental compensation expense associated with the Option Exchange will be measured as the excess of the fair value of each award of New Option granted to participants in the Option Exchange, measured as of the date the New Options are granted, over the fair value of the Eligible Options cancelled in exchange for the New Options, measured immediately prior to the cancellation. As the fair value will be determined at a later date, the impact of the incremental compensation expense is undeterminable. We will recognize any such incremental compensation expense related to the vested options immediately.

The amount of compensation cost will depend on a number of factors, including the level of participation in the Exchange Offer and the exercise price per share of Eligible Options, as applicable, exchanged in the Exchange Offer. Since these factors cannot be predicted with any certainty as of the date of this Offering Memorandum and will not be known until the Expiration Time, we cannot predict the exact amount of the charge (if any) that will result from the Exchange Offer.

Section 11. Legal Matters; Regulatory Approvals.

We are not aware of any material pending or threatened legal actions or proceedings relating to the Exchange Offer. We are not aware of any margin requirements or anti-trust laws applicable to the Exchange Offer. We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our acceptance of Eligible Options for exchange and grant of New Options as contemplated by the Exchange Offer, or of any regulatory requirements that we must comply with or approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the completion of the Exchange Offer as contemplated herein. Should any such compliance or approval or other action be required, we currently contemplate that we will use commercially reasonable efforts to comply with such requirements or seek such approval or take such other action.

We cannot assure you that any such compliance or approval or other action, if needed, would be achieved or obtained or would be achieved or obtained without substantial conditions or that the failure to achieve such compliance or obtain any such approval or other action would not adversely affect our business. Our obligation under the Exchange Offer to accept tendered Eligible Options for exchange and to grant New Options with the New Option Terms would be subject to achieving such compliance or obtaining any such governmental approval or other action.

Section 12. Material Tax Consequences.

The following is a summary of the anticipated material income tax consequences of the Exchange Offer. This tax summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to apply in all respects to all categories of Eligible Optionholders. The tax consequences for individuals who are subject to the tax laws of a country other than the United States or Israel or of more than one country may differ from the United States federal income tax consequences and Israeli income tax consequences summarized herein. The rules governing the tax treatment of stock options are complex. You should consult with your tax advisor to determine the personal tax consequences to you of rejecting or participating in the Exchange Offer.

U.S. Federal Income Tax Consequences

Tax Effects of Rejecting the Offer

In general, your rejection of the Exchange Offer will not be a taxable event for United States federal income tax purposes. However, if (1) any of your Eligible Options are currently treated as ISOs, (2) the Exchange Offer remains outstanding for more than 29 days (that is, if we extend the Exchange Offer beyond the original Expiration Time on May 24, 2021, and (3) you do not reject this Exchange Offer within the first 29 days in which it is outstanding (that is, by the original expiration date on May 24, 2021), your Eligible Options may cease to be treated as ISOs as of the Expiration Time on May 24, 2021. If the fair market value of our ADSs as of the Expiration Time is less than the exercise price currently in effect for your Eligible Options, the Board can take action to “retest” your Eligible Options to determine if they can again be treated as ISOs. However, even if they can again be treated as ISOs, your 2-Year Holding Period (as defined below) under your Eligible Options (as further described below in the section called “Taxation of Incentive Stock Options”) will start over on the original Expiration Time. Therefore, if we extend the Exchange Offer beyond the original Expiration Time on May 24, 2021 and it remains outstanding for more than 29 days, and you wish to avoid the possible impact on ISO status, you must reject this Exchange Offer by completing and submitting the Election Form on or prior to 5:00 p.m. Eastern Time on May 24, 2021.

Tax Effects of Accepting the Offer

Neither your acceptance of the Exchange Offer nor the exchange of your Eligible Options will be a taxable event for United States federal income tax purposes. You will not recognize any income, gain or loss as a result of the exchange and cancellation of your Eligible Options for New Options for United States federal income tax purposes.

Taxation of Incentive Stock Options

Generally, an optionholder will not recognize any income, gain or loss on the granting of an ISO. Upon the exercise of an ISO, an optionholder is typically not subject to United States federal income tax except for the possible imposition of alternative minimum tax. Rather, the optionholder is taxed for United States federal income tax purposes at the time he or she disposes of the stock subject to the option.

If the date upon which the optionholder disposes of the stock subject to an ISO is more than two years from the date on which the ISO was granted (the “2-Year Holding Period”) and more than one year from the date on which the optionholder exercised the option (the “1-Year Holding Period”), then the optionholder’s entire gain or loss is characterized as long-term capital gain or loss, rather than as ordinary income. However, if the optionholder fails to satisfy both the 2-Year Holding Period and the 1-Year Holding Period, then a portion of the optionholder’s profit from the sale of the stock subject to the ISO will be characterized as ordinary income and a portion may be short-term capital gain if the 1-Year Holding Period has not been satisfied. The portion of the profit that is characterized as ordinary income will be equal to the lesser of (a) the excess of the fair market value of the stock on the date of exercise over the exercise price of the option and (b) the excess of the sales price over the exercise price of the option. This deferral of the recognition of tax until the time of sale of the stock, as well as the possible treatment of the “spread” as long-term capital gain, are the principal advantages of your options being treated as ISOs.

If you tender your Eligible Options for exchange in the Exchange Offer, your New Options that you are granted will be ISOs to the extent permitted by applicable law (including, without limitation, that the exercise price per ADS must be at least equal to the fair market value of an ADS on the date of grant or, 110% of such fair market value in the case of an ISO granted to an employee who owns or is deemed to own more than 10% of the combined voting power of all classes of our stock (or of any parent or subsidiary)). Any New Option that is not eligible for ISO treatment will be an NSO (as defined below).

Taxation of Nonstatutory Stock Options (“NSOs”)

Generally, an optionholder will not recognize any income, gain or loss on the granting of an NSO. Upon the exercise of an NSO, an optionholder will recognize ordinary income on each purchased share equal to the difference between the fair market value of the stock on the date of exercise and the exercise price of the NSO.

If and when an optionholder sells the stock purchased upon the exercise of an NSO, any additional increase or decrease in the fair market value on the date of sale, as compared to the fair market value on the date of exercise, will be treated as a capital gain or loss. If the optionholder has held those shares for more than one year from the date of exercise, such gain or loss will be a long-term capital gain or loss. If the optionholder has held those shares for one year or less from the date of exercise, such gain or loss will be a short-term capital gain or loss.

Law Affecting Deferred Compensation

In 2004, Section 409A was added to the U.S. Internal Revenue Code of 1986, as amended (“Code”) to regulate all types of deferred compensation. If the requirements of Code Section 409A are not satisfied, deferred compensation and earnings thereon will be subject to tax as it vests, plus an interest charge at the then current underpayment rate plus 1% and a 20% penalty tax. Option awards granted with an exercise price that is less than the underlying share’s fair market value on the date of grant are subject to Code Section 409A.

Withholding

We will withhold all required local, state, federal, foreign and other taxes and any other amount required to be withheld by any governmental authority or law with respect to ordinary compensation income recognized with respect to the exercise of a stock option by an Eligible Optionholder. We will require any such Eligible Optionholder to make arrangements to satisfy this withholding obligation prior to the delivery or transfer of any ADSs.

Tax Consequences to Us

To the extent that an optionholder recognizes ordinary income in the circumstances described above in this Section 12, we will be entitled to a corresponding tax deduction provided that, among other things, the income meets the test of reasonableness, is an ordinary and necessary business expense, is not an “excess parachute payment” within the meaning of Code Section 280G, and is not disallowed by the $1,000,000 limitation on certain executive compensation under Code Section 162(m) discussed below.

Million Dollar Deduction Limit and Other Tax Matters

We may not deduct compensation of more than $1,000,000 that is paid to “covered employees” (as defined in Code Section 162(m)), which include (i) an individual (or, in certain circumstances, his or her beneficiaries) who, at any time during the taxable year, is either our principal executive officer or principal financial officer; (ii) an individual who is among our three highest compensated officers for the taxable year (other than an individual who was either our principal executive officer or principal financial officer at any time during the taxable year); or (iii) anyone who was a covered employee for purposes of Code Section 162(m) for any tax year beginning on or after January 1, 2017. This limitation on deductions (x) only applies to compensation paid by a publicly-traded corporation (and not compensation paid by non-corporate entities) and (z) may not apply to certain types of compensation, such as qualified performance-based compensation that is payable pursuant to a written, binding contract that was in effect as of November 2, 2017, so long as the contract is not materially modified after that date.

If an individual’s rights under the Plan are accelerated as a result of a change in control and the individual is a “disqualified individual” under Code Section 280G, the value of any such accelerated rights received by such individual may be included in determining whether or not such individual has received an “excess parachute payment” under Code Section 280G, which could result in (i) the imposition of a 20% federal excise tax (in addition to federal income and employment taxes) payable by the individual on the value of such accelerated rights, and (ii) the loss by us of a corresponding compensation deduction on such amounts.

Israeli Income Tax Consequences

This discussion is based on the ITO, as amended, and the rules, regulations and orders promulgated under it, as well as on administrative and judicial interpretations. The following is a brief general summary of certain material Israeli tax ramifications applicable to the Exchange Offer and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. You should consult your own tax advisor concerning the tax consequences of your particular situation, as well as any tax consequences that may arise under the laws of any state, local, foreign, including Israeli, or other taxing jurisdiction.

Tax Effects of Rejecting the Offer

In general, your rejection of the Exchange Offer will not be a taxable event for Israeli income tax purposes.

Tax Effects of Accepting the Offer

There is no assurance that the ITA will not consider the exchange of Eligible Option under this Exchange Offer as a taxable event for Israeli income tax purposes.

Taxation of Section 102 Options

In general, a holder of an option granted in accordance with the capital gains track under Section 102, will not be required to pay tax at the time of the grant, vesting or exercise of the option, and only the sale or disposition of the option (or the underlying shares) from the Section 102 Trustee will trigger a taxable event (the “Realization Date”).

If the option was held in trust by the Section 102 trustee until the end of the two-year holding period under Section 102 (“Holding Period”), the profit upon Realization Date will be taxed as follows (assuming all conditions of Section 102 were fulfilled and except as provided in the immediately following paragraph): (i) any difference between the exercise price of the option and the average closing price of our shares during the thirty (30) trading days preceding the grant date (in case the company was listed for trading on a stock exchange on the grant date) or thirty (30) trading days following the listing (in case the company was listed for trading within a period of ninety (90) days from the date of grant), as applicable (the “Immediate Benefit”), shall be taxed as ordinary income at the option holder’s marginal tax rate - i.e., up to 47% in 2020 for individuals (not including social security fees, health fees and surtax), and (ii) the portion of the profit upon Realization Date greater than the Immediate Benefit will be taxed as capital gain at a rate of 25% (not including surtax).

However, in case the option was granted to you more than ninety (90) days prior to the date upon which the company was listed for trading, then the entire profit upon Realization Date will be taxed as capital gains a rate of 25% (not including surtax), and no social payments such as national insurance fees or health fees will be due on the amount of profit. In the event that the New Options granted to Israeli employees will not qualify for capital gain treatment under Section 102, the entire profit derived from such options shall be taxed as ordinary income at the option holder’s marginal tax rate - i.e., up to 47% in 2020 for individuals (not including social security fees, health fees and surtax).

New Options exchanged for 102 Options are intended to be granted as options eligible for the tax benefits accorded under Section 102, to the extent permitted by the law; however, there is no assurance that the New Options will qualify as options eligible for the tax benefits accorded under Section 102. In the event your New Options are not eligible for the tax benefits afforded under Section 102, the gains generated upon exercise of the New Options may be subject to marginal tax at a rate of up to 47% for individuals (not including social security fees, health fees and surtax).

Even if the New Options are eligible for the tax benefits afforded under Section 102, their Holding Period under Section 102 will restart from the New Option Grant Date (or such other date).

We and/or the Section 102 trustee shall have the right to withhold taxes according to the requirements under applicable laws and you will be required to indemnify us and/or the Section 102 trustee and hold them harmless against and from all liabilities relating to the necessity to withhold tax.

Taxation of 3i Options

In general, a holder of an option granted in accordance with Section 3i of the Income Tax Ordinance will not be required to pay tax at the time of the grant or vesting of the option. the exercise of the New Option will be considered a taxable event, which will be subject to marginal tax at a rate of up to 47% for individuals (not including social security fees, health fees and surtax).

New Options exchanged for options granted under Section 3i of the ITA will be granted as options under Section 3i of the ITA.

If you wish to participate in the Offer, and you are either a resident of the State of Israel, or were a resident of the State of Israel at the time that you received the Eligible Options, you are strongly advised to consult with your tax advisors in advance to determine the personal tax consequences of participating in the Exchange Offer, as the grant of any New Option under this Exchange Offer may result in adverse Israeli tax consequences, including ineligibility of your New Options for the tax benefits afforded under Section 102.

Section 13. Extension of the Exchange Offer; Termination; Amendment.

We may, from time to time, extend the period of time during which the Exchange Offer is open and delay accepting any Eligible Options tendered to us by disseminating notice of the extension to Eligible Optionholders by public announcement, written notice, including electronically posted or delivered notices, or otherwise as permitted by Rule 13e-4(e)(3) under the Exchange Act. If the Exchange Offer is extended, we will provide appropriate notice of the extension and the new Expiration Time no later than 9:00 a.m. Eastern Time on the next business day following the previously scheduled Expiration Time. For purposes of the Exchange Offer, a “business day” means any day other than a Saturday, Sunday or United States federal holiday and consists of the time period from 12:00 a.m. through 11:59:00 p.m., Eastern Time.

We also expressly reserve the right, in our reasonable judgment, prior to the Expiration Time, to terminate or amend the Exchange Offer upon the occurrence of any of the conditions specified in Section 6 (“Conditions of the Exchange Offer”), by disseminating notice of such termination or amendment to Eligible Optionholders by public announcement, written notice, including electronically posted or delivered notices, or otherwise as permitted by applicable law.

Subject to compliance with applicable law, we further reserve the right, in our discretion, and regardless of whether any event set forth in Section 6 (“Conditions of the Exchange Offer”) has occurred or we deem any such event to have occurred, to amend the Exchange Offer in any respect prior to the Expiration Time. We will promptly disseminate any notice of such amendment required pursuant to the Exchange Offer or applicable law to Eligible Optionholders in a manner reasonably designed to inform Eligible Optionholders of such change and will file such notice with the SEC as an amendment to the Schedule TO.

If we materially change the terms of the Exchange Offer or the information concerning the Exchange Offer, or if we waive a material condition of the Exchange Offer, we will extend the Exchange Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Exchange Act. Under these rules, the minimum period during which a tender or Exchange Offer must remain open following material changes in the terms of or information concerning a tender or Exchange Offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances, including the relative materiality of such terms or information.

In addition, we will publicly notify or otherwise inform Eligible Optionholders in writing if we decide to take any of the following actions and will keep the Exchange Offer open for at least 10 business days after the date of such notification:

•	we increase or decrease the amount of consideration offered for the Eligible Options; or

•	we increase or decrease the number of Eligible Options that may be tendered in the Exchange Offer.

Section 14. Consideration; Fees and Expenses.

Each Eligible Optionholder who properly tenders an Eligible Option to be exchanged and accepted by RedHill pursuant to this Exchange Offer will receive a New Option. Options are equity awards under which the holder can purchase ADSs for a predetermined exercise price, provided that the vesting criteria are satisfied, and otherwise subject to compliance with the applicable option terms.

Subject to the terms and conditions of this Exchange Offer, upon our acceptance of your properly tendered Eligible Options, you will be entitled to receive New Options for the same number of ADSs as your surrendered Eligible Options, as described in Section 1 of this Offering Memorandum. New Options for Eligible Optionholders will vest on the same terms as the Eligible Option exchanged therefor. If you receive New Options, you do not have to make any cash payment to RedHill to receive your New Options, but upon exercise of your vested New Options, you will be required to pay the per ADS exercise price to receive any ADSs subject to the terms and conditions of your New Options.

If we receive and accept tenders from Eligible Optionholders of all Eligible Options (comprising a total of options to purchase 2,805,281 ADSs outstanding as of April 26, 2021) subject to the terms and conditions of this Exchange Offer, we will grant New Options covering a total of approximately 2,805,281 ADSs.

We will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Eligible Options pursuant to the Exchange Offer. You will be responsible for any expenses that you incur in connection with your election to participate in the Exchange Offer, including mailing, faxing and telephone expenses, as well as any expenses associated with any tax, legal or other advisor that you consult or retain in connection with the Exchange Offer.

Section 15. Additional Information.

With respect to the Exchange Offer, we have filed with the SEC the Schedule TO, as may be amended, of which the Exchange Offer is a part. The Exchange Offer document does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. Before making a decision on whether or not to tender your Eligible Options, we highly recommend that you review the Schedule TO, as may be amended, including its exhibits, and the following materials that we have filed with the SEC:

•	our Annual Report on Form 20-F for the year ended December 31, 2020, filed with the SEC on March 18, 2021; and
•
Current Reports on Form 6-K submitted on January 6, 2021; January 11, 2021 (two filings); January 14, 2021 (two filings); January 28, 2021; January 29, 2021; February 2, 2021; February 9, 2021; February 17, 2021; February 18, 2021; February 23, 2021; March 4, 2021; March 5, 2021; March 11, 2021; March 18, 2021; March 22, 2021; March 25, 2021; and April 9, 2021; and

•
the description of our ADSs contained in our Registration Statement on Form 20-F filed with the SEC on December 26, 2012, including any amendments or reports filed for the purpose of updating such description.

Our SEC filings are available to the public on the SEC’s website at http://www.sec.gov. We also make available on or through our corporate website, free of charge, copies of these reports as soon as reasonably practicable after we electronically file or furnish them to the SEC.

We will also promptly provide without charge to each Eligible Optionholder to whom we deliver a copy of the Exchange Offer, upon written or oral request, a copy of any or all of the documents to which we have referred you, other than exhibits to such documents (unless specifically incorporated by reference into such documents). Written requests should be directed to Benefits@altshul.co.il.

The information about us contained in the Exchange Offer should be read together with the information contained in the documents to which we have referred you.

Section 16. Miscellaneous.

WE ENCOURAGE YOU TO REVIEW THE RISK FACTORS CONTAINED IN THIS EXCHANGE OFFER AND IN OUR ANNUAL REPORT ON FORM 20-F AND OUR OTHER SUBMISSIONS TO THE SEC BEFORE YOU DECIDE WHETHER TO PARTICIPATE IN THE EXCHANGE OFFER.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER OR NOT YOU SHOULD TENDER YOUR ELIGIBLE OPTIONS PURSUANT TO THE EXCHANGE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR IN DOCUMENTS TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE EXCHANGE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT OR IN THE RELATED DOCUMENTS. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU SHOULD NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

SCHEDULE A

Selected Financial Data

The following financial information should be read in conjunction with the “Operating and Financial Review and Prospects” and the consolidated financial statements and the notes thereto included in our Annual Report on Form 20-F (File No. 001-35773) for the year ended December 31, 2020 filed with the SEC on March 18, 2021, which is incorporated herein by reference.

REDHILL BIOPHARMA LTD.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

	Year Ended December 31,
	2020	2019	2018
	U.S. dollars in thousands
NET REVENUES	64,359	6,291	8,360
COST OF REVENUES	36,892	2,259	2,837
GROSS PROFIT	27,467	4,032	5,523
RESEARCH AND DEVELOPMENT EXPENSES	16,491	17,419	24,862
SELLING, MARKETING AND BUSINESS DEVELOPMENT EXPENSES	49,285	18,333	12,486
GENERAL AND ADMINISTRATIVE EXPENSES	25,375	11,481	7,506
OPERATING LOSS	63,684	43,201	39,331
FINANCIAL INCOME	270	1,335	678
FINANCIAL EXPENSES	12,759	438	167
FINANCIAL EXPENSES (INCOME), net	12,489	(897)	(511)
LOSS AND COMPREHENSIVE LOSS FOR THE YEAR	76,173	42,304	38,820

LOSS PER ORDINARY SHARE, basic and diluted (U.S. dollars):	0.21	0.14	0.17

REDHILL BIOPHARMA LTD.

CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

	December 31,	December 31,
	2020	2019
	U.S. dollars in thousands
CURRENT ASSETS:
Cash and cash equivalents	29,295	29,023
Bank deposits	17	10,349
Financial assets at fair value through profit or loss	481	8,500
Trade receivables	28,655	1,216
Prepaid expenses and other receivables	5,521	2,244
Inventory	6,526	1,882
	70,495	53,214
NON-CURRENT ASSETS:
Restricted cash	16,164	152
Fixed assets	511	228
Right-of-use assets	5,192	3,578
Intangible assets	87,879	16,927
	109,746	20,885
TOTAL ASSETS	180,241	74,099

CURRENT LIABILITIES:
Accounts payable	11,553	4,184
Lease liabilities	1,710	834
Allowance for deductions from revenue	18,343	1,267
Accrued expenses and other current liabilities	24,082	4,331
Payable in respect of intangible assets purchase	17,547	—
	73,235	10,616

NON-CURRENT LIABILITIES:
Borrowing	81,386	—
Payable in respect of intangible assets purchase	7,199	—
Lease liabilities	3,807	2,981
Royalty obligation	750	500
	93,142	3,481
TOTAL LIABILITIES	166,377	14,097

EQUITY:
Ordinary shares	1,054	962
Additional paid-in capital	293,144	267,403
Accumulated deficit	(280,334)	(208,363)
TOTAL EQUITY	13,864	60,002
TOTAL LIABILITIES AND EQUITY	180,241	74,099

REDHILL BIOPHARMA LTD.

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

	Ordinary	Additional	Accumulated	Total
	shares	paid-in capital	deficit	equity
	U.S. dollars in thousands
BALANCE AT JANUARY 1, 2018	575	177,434	(132,944)	45,065
CHANGES DURING THE YEAR ENDED DECEMBER 31, 2018:
Share-based compensation to employees and service providers	—	—	2,678	2,678
Issuance of ordinary shares, net of issuance costs	190	41,712	—	41,902
Exercise of options into ordinary shares	2	359	—	361
BALANCE AT DECEMBER 31, 2018	767	219,505	(169,086)	51,186

BALANCE AT JANUARY 1, 2019	767	219,505	(169,086)	51,186
CHANGES DURING THE YEAR ENDED DECEMBER 31, 2019:
Share-based compensation to employees and service providers	—	—	3,027	3,027
Issuance of ordinary shares to private investor	195	47,893	—	48,088
Exercise of options into ordinary shares	*	5	—	5
Comprehensive loss	—	—	(42,304)	(42,304)
BALANCE AT DECEMBER 31, 2019	962	267,403	(208,363)	60,002

BALANCE AT JANUARY 1, 2020	962	267,403	(208,363)	60,002
CHANGES DURING THE YEAR ENDED DECEMBER 31, 2020:
Share-based compensation to employees and service providers	—	—	4,202	4,202
Issuance of ordinary shares, net of expenses	84	23,783	—	23,867
Exercise of options into ordinary shares	*	52	—	52
Share-based compensation in consideration for intangible assets	8	1,906	—	1,914
Comprehensive loss	—	—	(76,173)	(76,173)
BALANCE AT DECEMBER 31, 2020	1,054	293,144	(280,334)	13,864

*Less than a thousand

REDHILL BIOPHARMA LTD.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2020	2019	2018
	U.S. dollars in thousands
OPERATING ACTIVITIES:
Comprehensive loss	(76,173)	(42,304)	(38,820)
Adjustments in respect of income and expenses not involving cash flow:
Share-based compensation to employees and service providers	4,202	3,027	2,678
Depreciation	1,710	997	90
Amortization and impairment of intangible assets	7,035	216	—
Non-cash interest expenses related to borrowing and payable in respect of intangible assets purchase and royalty obligation	6,032	—	—
Fair value adjustments on derivative financial instruments	—	(344)	(104)
Fair value losses (gains) on financial assets at fair value through profit or loss	94	(27)	137
Exchange differences and revaluation of bank deposits	101	24	138
	19,174	3,893	2,939
Changes in assets and liability items:
Decrease (increase) in trade receivables	(27,439)	(258)	570
Decrease (increase) in prepaid expenses and other receivables	(3,277)	(368)	1,414
Increase in inventories	(4,644)	(1,113)	(116)
Increase (decrease) in accounts payable	7,369	860	(1,481)
Increase (decrease) in accrued expenses and other liabilities	19,335	(2,726)	722
Increase in allowance for deductions from revenue	17,076	1,267	310
	8,420	(2,338)	1,419
Net cash used in operating activities	(48,579)	(40,749)	(34,462)
INVESTING ACTIVITIES:
Purchase of fixed assets	(406)	(168)	(23)
Purchase of intangible assets	(53,368)	(35)	(35)
Change in investment in current bank deposits	10,200	(2,069)	4,869
Purchase of financial assets at fair value through profit or loss	—	(4,325)	(6,976)
Proceeds from sale of financial assets at fair value through profit or loss	7,925	11,761	7,517
Net cash provided by (used in) investing activities	(35,649)	5,164	5,352
FINANCING ACTIVITIES:
Proceeds from issuance of ordinary shares, net of issuance costs	23,867	36,300	41,902
Exercise of options into ordinary shares	52	5	361
Proceeds from long-term borrowings, net of transaction costs	78,061	—	—
Increase in restricted cash	(20,000)	—	—
Decrease in restricted cash	4,000	—	—
Payment of principal with respect to lease liabilities	(1,610)	(796)	—
Repayment of payable in respect of intangible asset purchase	—	—	(500)
Net cash provided by financing activities	84,370	35,509	41,763
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	142	(76)	12,653
EXCHANGE DIFFERENCES ON CASH AND CASH EQUIVALENTS	130	94	(103)
BALANCE OF CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	29,023	29,005	16,455
BALANCE OF CASH AND CASH EQUIVALENTS AT END OF PERIOD	29,295	29,023	29,005
SUPPLEMENTARY INFORMATION ON INTEREST RECEIVED IN CASH	414	753	728
SUPPLEMENTARY INFORMATION ON INTEREST PAID IN CASH	6,654	251	—
SUPPLEMENTARY INFORMATION ON NON-CASH INVESTING AND FINANCING ACTIVITIES:
Acquisition of right-of-use assets by means of lease liabilities	2,930	2,805	—
Purchase of intangible assets posted as payable	24,619	—	—
Purchase of an intangible asset in consideration for issuance of shares	1,914	11,788	—